Exhibit 99.1

Civista Bancshares Announces Planned Retirement of Chief Credit Officer Paul J. Stark

Sandusky, OH November 7, 2023 — Civista Bancshares, Inc. (“Civista”) (NASDAQ: CIVB) announced that Senior Vice President and Chief Credit Officer Paul J. Stark will retire on December 31, 2023. “Paul’s insight and guidance the past 13 years has been instrumental in Civista’s continued growth,” said Dennis G. Shaffer, CEO and President of Civista Bancshares, Inc. “In preparation for Paul’s retirement, Michael D. Mulford joined Civista Bank (“Bank”) as Senior Vice President on November 6, 2023 and will assume the position of Chief Credit Officer for the Bank upon Paul’s retirement.”

Mr. Stark has served as Senior Vice President and Chief Credit Officer since 2010. He was previously Senior Vice President and Senior Vice President and Chief Credit Officer at First National Bank in Howell.

Mr. Mulford comes to Civista with 33 years of credit experience, including thirteen years as Executive Vice President, Chief Credit Officer at First Federal Bank of the Midwest ($3.5 billion in assets). After their merger with Home Savings Bank, Mike assumed the role of Executive Vice President, Chief Credit Administration Officer for the newly formed Premier Bank ($7 billion in assets) for 4 years before moving on to take the Chief Credit Officer role at Coastal Carolina Bank. Early in his career Mike spent time in various credit roles with Society Bank, Mid-Am Bank and Key Bank.

About Civista Bancshares, Inc.

Civista Bancshares, Inc., is a $3.7 billion financial holding company headquartered in Sandusky, Ohio. Its primary subsidiary, Civista Bank, was founded in 1884 and provides full-service banking, commercial lending, mortgage, and wealth management services. Today, Civista Bank operates 43 locations across Ohio, Southeastern Indiana and Northern Kentucky. Civista Leasing & Finance, a division of Civista Bank, offers commercial equipment leasing services for businesses nationwide. Civista Bancshares’ common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. Learn more at www.civb.com.

For additional information, contact:

Dennis G. Shaffer

President and CEO

Civista Bancshares, Inc.

888-645-4121